Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into this 23rd day of September, 2004 (the “Effective Date”), by and between Louis A. Greco, an individual (“Consultant”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS, Consultant has been employed as an Executive Vice President and the Chief Financial Officer and Corporate Secretary of MSC;

WHEREAS, Consultant and MSC have mutually agreed to terminate Consultant’s employment relationship with MSC pursuant to an Employment Separation and General Release Agreement dated on or about the date hereof (the “Separation Agreement”); and

WHEREAS, Consultant is willing to provide advice to and consult with MSC, on an exclusive basis, as MSC may reasonably request from time to time on matters with which Consultant was familiar and/or about which Consultant acquired knowledge, expertise and/or experience during the time that Consultant was employed by MSC.

NOW, THEREFORE, Consultant and MSC agree as follows:

I.                                    Engagement.  MSC hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the period commencing [September 23,], 2004 and ending on [September 22, 2007] unless earlier terminated by mutual agreement of the parties or as provided in Section IV herein (such period is referred to as the “Consulting Term”).  Notwithstanding anything else contained herein to the contrary, this Consulting Agreement shall be null and void if Consultant revokes the Separation Agreement during the seven (7) day period following the execution of that agreement.

II.                                Service.

A.                                    Consultant shall perform consulting services during the Consulting Term which shall include providing advice to and consultation with MSC and such of its affiliates as MSC may reasonably request from time to time on matters with which Consultant was familiar and/or about which Consultant acquired knowledge, expertise and/or experience during the time that Consultant was employed by MSC.

B.                                    Consultant shall report exclusively to the Chief Executive Officer of MSC or his designee (the “CEO”) and, except as expressly authorized by the CEO from time to time, shall not have contact with any other employee of MSC or its affiliates.  Consultant shall provide in writing to and as requested by the CEO a detailed summary of all business contacts involved in any consulting activity performed hereunder and report on services performed.

C.                                    The consulting services that Consultant may be required to perform during the Consulting Term may include, without limiting other consulting services that the CEO may request from time to time, advice, research, planning and similar services as to business strategy, marketing, litigation, finance, and administration.

D.                                    Consultant agrees to devote sufficient time and energy to the business of MSC and its affiliates to accomplish the projects assigned by MSC.

E.                                      Consultant agrees to honestly and faithfully present and conduct himself at all times during the performance of services for MSC.  Consultant agrees to perform the responsibilities in a diligent, timely, and competent manner.  Consultant agrees to truthfully and faithfully account for and deliver to MSC all property (including, without limitation, monies, materials, securities, etc.) belonging to MSC or any of its affiliates which Consultant may receive from or on account of MSC or any of its affiliates, and that upon Consultant’s termination or MSC’s demand Consultant will immediately deliver to MSC all such property belonging to MSC or any of its affiliates.

III.                            Compensation.

A.                               Monthly Consulting Fee.  As consideration for Consultant’s services each month during the Consulting Term, MSC shall pay Consultant a consulting fee (the “Monthly Consulting Fee”).  The Monthly Consulting Fee for any given month during the Consulting Term shall be paid no later than the fifteenth (15th) business day of the month following the month in question.  As to any month during the first eighteen (18) months during the Consulting Term, the Monthly Consulting Fee shall be $25,511.00 for such month.  As to any month during the Consulting Term after the eighteenth (18th) month of the Consulting Term, the Monthly Consulting Fee shall be $28,511.00 for such month.  The Monthly Consulting Fee shall be proportionately adjusted as to any partial calendar month that occurs during the Consulting Term.  (For purposes of clarity, assuming that the entire intended thirty-six month Consulting Term is completed, the aggregate of the Monthly Consulting Fee payments to Consultant pursuant to the foregoing shall equal $972,396.00 ((18 x $25,511.00) + (18 x $28,511.00).)

B.                               Benefits.  Consultant shall not be entitled to participate in any vacation, medical, retirement, or other fringe benefit of MSC and shall not make claim of entitlement to any such employee program or benefit.  For purposes of clarity, the preceding sentence does not limit or supersede any express rights that Consultant may have under and pursuant to Section III of the Separation Agreement.

IV.                            Termination.

A.                               Termination. MSC may terminate Consultant’s engagement at any time, with or without cause, upon fourteen (14) days’ written notice.

B.                               Obligations of MSC Upon Termination.

1.                                       Termination for Cause.  If Consultant’s engagement is terminated by MSC for Cause, this Consulting Agreement, save and except Sections VI, VII, VIII, IX, X, XI and XII, shall terminate without further obligations to Consultant under this Consulting Agreement, other than for payment of Consultant’s Monthly Consulting Fee through the date of termination to the extent not theretofore paid (with the Monthly Consulting Fee for the month of such termination pro-rated for the number of days in the month completed prior to such termination).

For purposes of this Consulting Agreement and except as provided in the next sentence, “Cause” shall mean any time the MSC Board of Directors determines, based on its reasonable belief at the time based on the information then known to it, that any of the following events or contingencies exists or has occurred: (i) Consultant has been negligent in the discharge of Consultant’s responsibilities and obligations hereunder; (ii) Consultant has refused to perform Consultant’s responsibilities and obligations hereunder; (iii) Consultant has failed to perform his responsibilities and obligations hereunder in a reasonably satisfactory manner; (iv) Consultant has been dishonest or committed or engaged in an act of moral turpitude, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; or (v) Consultant has breached any of the provisions of any agreement with MSC or any of its affiliates (including, without limitation, a breach by Consultant of any provision of this Consulting Agreement or the Separation Agreement).  For purposes of this Consulting Agreement upon and after the occurrence of a Change in Control Event (as such term is defined in the MSC.Software Corporation 2001 Stock Option Plan, as amended) of MSC that occurs after the Effective Date, “Cause” shall mean any time the MSC Board of Directors determines, based on its reasonable belief at the time based on the information then known to it, that any of the following events or contingencies exists or has occurred: (i) Consultant has willfully refused to perform Consultant’s responsibilities and obligations hereunder; (ii) Consultant has willfully been dishonest or committed or engaged in an act of moral turpitude, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information that, in any event either alone or together, has (or have) a material adverse effect on MSC; or (iii) Consultant has willfully breached any of the provisions of any agreement with MSC or any of its affiliates (including, without limitation, a breach by Consultant of any provision of this Consulting Agreement or the Separation Agreement) that (alone or together with any other such breaches) has a material adverse effect on MSC.  Notwithstanding anything in the preceding two sentences to the contrary, if Consultant’s conduct or actions (or lack thereof) would otherwise constitute Cause and a cure by Consultant is reasonable in the circumstances, Cause shall not exist for purposes of this Consulting Agreement unless MSC gives notice to Consultant of the conduct or actions (or lack thereof) at issue and, after a reasonable period of time not to exceed thirty (30) days after the date of such notice, Consultant has failed to remedy the situation to the reasonable satisfaction of MSC; provided that in the case of any reoccurring conduct or actions (or lack thereof), MSC shall be required to provide only one notice to Consultant of the reoccurring conduct or actions (or lack thereof) at issue during any six-month period of time.

2.                                       Termination without Cause.  If Consultant’s engagement is terminated by MSC without Cause (and other than due to Consultant’s death), this Consulting Agreement, save and except paragraphs VI, VII, VIII, IX, X, XI and XII, shall terminate without further obligations to Consultant under this Consulting Agreement, other than for continued payment of Consultant’s Monthly Consulting

Fee through the Consulting Term.  Such payments, if any, shall be payable at the time they would have become due if Consultant’s engagement had continued under this Consulting Agreement for the balance of the Consulting Term.

C.                               Exclusive Remedy.  Consultant agrees that the payments contemplated by this Consulting Agreement shall constitute the exclusive and sole remedy for any termination of his engagement and Consultant covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of the engagement.

V.                                Relationship.  Consultant shall operate at all times as an independent contractor of MSC.  This Consulting Agreement does not authorize Consultant to act as an agent of MSC or any of its affiliates or to make commitments on behalf of MSC or any of its affiliates.  Consultant and MSC intend that an independent contractor relationship be created by this Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.  Consultant at no time shall hold himself out as an agent of MSC or any of its affiliates for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind MSC or any of its affiliates to any obligation whatsoever.

A.                               Right to Control.  Consultant shall have the right to control and determine the method and means of performing the above services; MSC shall not have the right to control or determine such method or means, being interested only in the results obtained, and having the general right of inspection and supervision in order to secure the satisfactory completion of such services.

B.                               Taxes.  Consultant and MSC agree that Consultant is not an employee for state or federal tax purposes.  Consultant shall be solely responsible for any taxes due as a result of the payment of the Monthly Consulting Fee, and Consultant will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Consultant’s failure to pay any taxes due with respect to any such payment.  If MSC reasonably determines that applicable law requires that taxes should be withheld from any payment of the Monthly Consulting Fee, MSC reserves the right to withhold, as legally required, and to notify Consultant accordingly.

C.                               Workers’ Compensation and Unemployment Insurance.  Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by MSC.  Consultant shall be solely responsible for the payment of his worker’s compensation, unemployment compensation, and other such payments.  MSC will not pay for worker’s compensation for Consultant.  MSC will not contribute to a state unemployment fund for Consultant.  MSC will not pay the federal unemployment tax for Consultant.

D.                               Employment Policies Not Applicable.  Consultant and MSC agree that Consultant shall not be subject to the provisions of any personnel policy or rules and regulations applicable to employees, and Consultant shall fulfill his duties independent of and without supervisory control by MSC.

VI.                            Noncompetition.

A.                                    Consultant agrees that, during the Consulting Term and any period thereafter when he continues to receive payment under this Consulting Agreement, he will not, directly or indirectly, without the prior written consent of the CEO, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, employee or otherwise with, any business, individual, partner, firm, corporation, or other entity which is currently or at that particular point in time in competition with (or has plans to engage in business which would be in competition with) the business of MSC or any of its affiliates.  Nothing in this section is intended to prevent Consultant from owning up to one percent (1%) of the publicly traded stock of any company.

B.                                    It is expressly agreed that MSC and its affiliates will or would suffer irreparable injury if Consultant were to compete with the business of any of such entities in violation of this Consulting Agreement and that any such entity would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction.  Consultant consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from competing with MSC or any of its affiliates in violation of this Consulting Agreement.

C.                               For purposes of this Consulting Agreement, a business in competition with MSC or its affiliates will be deemed to include (without limiting any other business in competition with MSC or its affiliates) any business which is engaged in the development, marketing and/or support of virtual product development tools for the computer-aided engineering marketplace (including, without limitation, simulation software and/o professional services).

VII.                        Confidential Information.

A.                                    Consultant, in the performance of Consultant’s services on behalf of MSC, may have access to, receive and be entrusted with (and in the past has, in fact, had access to, received and been entrusted with) confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by MSC or any of its affiliates or its or their agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the “Confidential Material”).  All such Confidential Material is considered secret and, to the extent made available to Consultant, will be available to Consultant in confidence.  Except in the performance of services on behalf of MSC and its affiliates, Consultant shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Consultant’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction.  All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the business of MSC or any of its affiliates, which Consultant prepares, uses or encounters, shall be and remain the sole and exclusive property of such entity or entities and shall be included in the Confidential Material.  Upon the termination or expiration, as applicable, of the Consulting Term, or whenever requested by MSC, Consultant shall promptly deliver to MSC any and all of the Confidential Material, not previously delivered to MSC, that may be or at any previous time has been in Consultant’s possession or under Consultant’s control.

B.                                    Consultant hereby acknowledges that the sale or unauthorized use or disclosure of any of the Confidential Material by any means whatsoever and any time before, during or after Consultant’s engagement with MSC shall constitute “Unfair Competition.”  Consultant agrees that Consultant shall not engage in Unfair Competition either during the time engaged by MSC or any time thereafter.

VIII.                    Soliciting Customers.  Consultant promises and agrees that he will not, during the Consulting Term and for a period of one year following the termination or expiration, as applicable, of the Consulting Term, influence or attempt to influence any customers of MSC or any of its affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity which is currently or at that particular point in time in competition with (or has plans to engage in business which would be in competition with) the business of MSC or any of its affiliates.  Consultant acknowledges that during his engagement with MSC, he will be given access to Confidential Material of MSC and its affiliates (and in the past has, in fact, had access to, received and been entrusted with Confidential Material), and that such Confidential Material constitutes MSC’s trade secrets.   Consultant acknowledges and agrees that this restriction is necessary in order for MSC and its affiliates to preserve and protect their legitimate proprietary interest in the Confidential Material and trade secrets.

IX.                           Soliciting Employees.  Consultant promises and agrees that he will not, during the Consulting Term and for a period of one year following the termination or expiration, as applicable, of the Consulting Term, directly or indirectly solicit any employee of any MSC or any of its affiliates who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for any business, individual, partnership, firm, or corporation.

X.                               Ownership.  Consultant agrees that any software, hardware, equipment, or records, including all copies or extracts of them which Consultant prepares, uses or sees during the Consulting Term in relation to the performance of services hereunder shall be and remain the sole property of MSC (or, if applicable, any affiliate of MSC).

A.                               Ownership of Copyrights. Consultant agrees that any work product, documentation, and improvements made by Consultant during the term of this Consulting Agreement that relate to the business activities of MSC belong exclusively to MSC as works made for hire under the U.S. Copyright Law when such work is within the scope of the services to be performed under this Consulting Agreement or if they were created using any of MSC’s facilities or resources.

B.                               Invention Assignment.  Consultant agrees, without further compensation or consideration, to disclose promptly to MSC any and all inventions, improvements, data, processes, products, and computer software (hereafter “matters subject to disclosure”) which, during the term of this Consulting Agreement, Consultant may conceive, make, develop, or work on, in whole or in part, solely or jointly with others, whether or not during regular working hours, and which relate to the actual or anticipated business, research, and/or development of MSC or any of its affiliates, or which result from tasks assigned to Consultant by MSC or its affiliates.

1.                                       Consultant agrees that all matters subject to disclosure, together with all related rights (such as patents, trademarks, copyrights, designs, and trade secrets), shall be the property of MSC.

2.                                       Consultant will, without further compensation or consideration, assign any and all worldwide rights in and to the matters subject to disclosure to MSC and assist MSC in every proper way including, without limitation.

a.                                       The execution of any and all papers, applications for patents, and assignments to MSC.

b.                                      The making and keeping of proper records.

c.                                       The giving of evidence and testimony.

3.                                       Consultant will do all of the above, and whatever else is necessary, to assist MSC in obtaining patent, copyright, trademark, or trade secret protection in all countries, and to perfect MSC’s ownership of the matters subject to disclosure.  MSC agrees to pay all reasonable expenses incurred by Consultant in providing this assistance.

4.                                       Consultant’s obligation to assign inventions shall not apply to inventions, improvements, or discoveries listed below, patented or unpatented, which Consultant developed and owned prior to the Effective Date of this Consulting Agreement (if “None,” so state in Consultant’s handwriting):

None

XI.                           Freedom to Enter Agreement.  Consultant represents and warrants that Consultant is free to enter into this Consulting Agreement and to perform each of its terms and covenants.  Consultant’s execution and performance of this Consulting Agreement is not a violation or breach of any other agreement between Consultant and any other person or entity.

XII.                       Miscellaneous.

A.                               Successors.

1.                                       This Consulting Agreement is personal to Consultant and shall not, without the prior written consent of MSC, be assignable by Consultant.

2.                                       This Consulting Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Consulting Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Consulting Agreement by operation of law or otherwise.

B.                               Waiver.  No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

C.                               Modification.  This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and the CEO.

D.                               Complete Agreement.  This Consulting Agreement and the Separation Agreement constitute and contain the entire agreement and final understanding concerning Consultant’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  The Employee Confidentiality and Inventions Agreement by and between Consultant and MSC and entered into on or about February 20, 2004 (the “Confidentiality Agreement”) is outside of the scope of the preceding sentence and shall continue in effect in accordance with its terms.  Any representation, promise or agreement not specifically included in this Consulting Agreement, the Separation Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party.  This Consulting Agreement, along with the Separation Agreement and the Confidentiality Agreement, constitute an integrated agreement.

E.                                 Litigation and Investigation Assistance.  In addition to the consulting services described in Section II, Consultant agrees to cooperate in the defense of MSC or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Consultant’s employment or which relate to any events or actions which occur during the Consulting Term.  Furthermore, Consultant agrees to cooperate in the prosecution of any claims and lawsuits brought by MSC or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Consultant’s employment or which relate to any events or actions which occur during the Consulting Term.  Except as requested by MSC or as required by law, Consultant shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving MSC or any of its affiliates, or (ii) threatened or pending government investigation involving MSC or any of its affiliates.

F.                                 Severability.  If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Consulting Agreement are declared to be severable.

G.                               Choice of Law.  This Consulting Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

H.                               Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Consulting Agreement.  Hence, in any construction to be made of this Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

I.                                    Counterparts.  This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J.                                 Arbitration.  Any dispute, claim or controversy arising out of or relating to this Consulting Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including the determination of the scope or applicability of this agreement to arbitrate, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.   The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the award may be entered in any court having jurisdiction.  In the event either party institutes arbitration under this Consulting Agreement, the party prevailing in any such proceeding, as determined by the arbitrator, shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration.  The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.  Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

K.                               Advice of Counsel.  In entering this Consulting Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Consulting Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

L.                                Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Consulting Agreement and which are not inconsistent with its terms.

M.                             Headings.  The section headings contained in this Consulting Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

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I have read the foregoing Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 23rd day of September 2004, at Orange County, California.

“Consultant”

/s/ Louis A. Greco
Louis A. Greco

EXECUTED this 23rd day of September 2004, at Orange County, California.

“MSC”

MSC.Software Corporation,
a Delaware corporation

/s/ Frank Perna, Jr.
By:	Frank Perna, Jr.
Its:	Chief Executive Officer